EXECUTIVE TEAM INCENTIVE PLAN

Section 1:    DEFINITIONS

1.1	Board: the board of directors of the Company.

1.2	CEO: Chief Executive Officer of the Company.

1.3	Code: the Internal Revenue Code of 1986, as amended.

1.4
Compensation Committee: the Compensation Committee of the Board, which shall consist solely of three or more members of the Board who are not employees of the Company and who otherwise qualify as “independent directors” within the meaning of the Nasdaq Listing rules.

1.5	Company: Sandy Spring Bancorp, Inc. and its subsidiaries.

1.6
Corporate Goals:  the goal(s) or combined goal(s) determined by the Compensation Committee, in its discretion, to be applicable to a Participant with respect to payments hereunder.  As determined by the Compensation Committee, the Corporate Goals applicable to a payment hereunder may provide for a targeted level or levels of achievement using one or more of the following measures: (a) revenue, (b) net income, (c) efficiency ratio, (d) average loan growth, (e) average deposit growth, (f) average core deposit growth, (g) net interest margin, (h) fee based revenue growth, (i) non-performing assets as a percentage of total assets, (j) return on average equity, (k) return on average assets, (j) earnings per share, or such similar objectively determinable financial or other measures as may be adopted by the Compensation Committee.  The Corporate Goals may be based on absolute target numbers or relative results in one or more such categories compared to a prior period.  The measures which constitute the Corporate Goals may, at the discretion of the Compensation Committee, be based on pro forma numbers and may, as the Compensation Committee specifies, either include or exclude the effect of payment of the bonuses under this Plan and any other bonus plans of the Company.  The Corporate Goals may differ from Participant to Participant.  In establishing a Corporate Goal, the Compensation Committee may provide that the attainment of the Corporate Goal shall be measured by appropriately adjusting the evaluation of Corporate Goal performance to exclude (i) any extraordinary non-recurring items as described in Accounting Standards Codification 225-20-20 or in management’s discussion and analysis of financial conditions and results of operations appearing in the Company’s annual report to stockholders for the applicable year, or (ii) the effect of any changes in accounting principles affecting the Company’s or a business unit’s reported results.

1.7
Disability: the termination of employment of a Participant due to the Participant’s permanent disability as determined pursuant to the Company’s long-term disability plan under which the Participant is covered.

1.8
Eligible Employee or Employee: any regular full-time, active employee, as defined by the Company’s existing policy, of the Company at the level of executive vice president or above, as determined by the Company and reported on the payroll records of the Company.  Eligible Employee excludes every other individual, including employees classified as temporary under the Company’s policies, leased employees, consultants, and independent contractors (including freelancers), regardless of whether a court or administrative agency subsequently determines that such individuals are common law employees.

1.9
Maximum Award:  means the maximum amount awarded to any individual Participant in the Performance Period, as established by the Compensation Committee.  The Maximum Award may differ from Participant to Participant.

1.10
Normal Retirement:  termination of a Participant’s employment due to the Participant’s termination at or after attainment of normal retirement eligibility under the general applicable retirement plan of the Company.

1.11	Participant: an Eligible Employee who is designated by the Compensation Committee to participate in the Plan.

1.12	Performance Period: the fiscal year beginning January 1 and ending December 31.

1.13	Plan: this Sandy Spring Leadership Incentive Plan, as amended and restated.

1.14	Plan Year: the fiscal year beginning January 1 and ending December 31.

1.15
Target Award:  the target award payable under the Plan to a Participant for the Performance Period expressed as a specific dollar amount or as a percentage of base salary, as determined by the Compensation Committee in accordance with Section 4.2.

Section 2:    OBJECTIVE

The Plan is an annual incentive program designed to reward Participants whose performance during the Plan Year enabled the Company to achieve favorable business results.  The Plan focuses Participant efforts on the achievement of specific goals in support of Company’s business strategies and provides for an opportunity to receive annual payouts based on individual and corporate performance.

Section 3:    ELIGIBILITY

3.1
The Compensation Committee, in its sole discretion, shall select the Employees who shall be Participants for any Performance Period.  Participation in the Plan is in the sole discretion of the Compensation Committee, and shall be on a Performance Period by Performance Period basis.  Accordingly, an Employee who is a Participant for a given Performance Period is not guaranteed or assured of being selected for participation in any subsequent Performance Period.

3.2
No employee hired after October 1 shall be eligible for an award for the Plan Year in which he or she was hired.  Incentive awards for Participants hired between January 1 and October 1 will be pro-rated based on the employee’s date of hire (i.e. based on base salary actually earned in the year).

3.3
To be eligible to receive an award, a Participant must be employed by the Company and actively performing his or her job through the date of determination of the amount of the actual award for the Performance Period, except as provided below in the event of death, Disability or Normal Retirement.

3.4
If a Participant dies or terminates employment due to Disability or Normal Retirement during the Plan Year, the Employee may be eligible for a prorated payout for the portion of the year the Participant was employed by the Company subject to and in accordance with Section 6.6.  A Participant on military leave will be treated as actively at work for purposes of Section 3.3 to the extent required by applicable law.

Section 4:    INCENTIVE AWARDS

4.1
The Compensation Committee, in its sole discretion, shall establish the Corporate Goals for all Participants for the Performance Period.  Such Corporate Goals shall be set forth in writing.  Corporate Goals for any Participant may be revised after the beginning of the Plan Year to reflect changing business priorities or changes in the Participant’s job or role.

4.2	The Compensation Committee, in its sole discretion, shall establish a Target Award and a Maximum Award for each Participant. Such Target Award and Maximum Award shall be set forth in writing.

4.3
The Compensation Committee, in its sole discretion, shall establish a payout formula or payout matrix in order to determine the actual award (if any) to be paid to Participants.  The formula or matrix may differ from Participant to Participant.  Each payout formula or matrix (i) shall be in writing, (ii) shall be based on a comparison of actual performance to the Corporate Goals, (iii) shall provide for the payment of a Participant’s Target Award if the Corporate Goals for the Performance Period are achieved, and (iv) may provide for an actual award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Corporate Goals.  Notwithstanding the foregoing or any other provision in the Plan, the actual award to be paid out shall not exceed the Maximum Award.

Section 5:   PAYOUT DETERMINATION

5.1
Following the Performance Period, the Compensation Committee will determine the amount of individual awards for each Participant based on the achievement of the applicable previously designated Corporate Goals and application of the payout formula or matrix.

5.2
Participation in the Plan does not guarantee the Participant the payment of an award.  Notwithstanding any contrary provision of the Plan, the Compensation Committee, in its sole discretion, may eliminate or reduce the actual award payable to any Participant below that which otherwise would be payable under the payout formula or matrix, including discretion that is exercised through the establishment of additional objective or subjective goals.

5.3
Final incentive award payouts shall be paid only upon certification by the Compensation Committee of the extent to which the Corporate Goals, and any other material terms for the applicable Plan Year, have been satisfied.

Section 6:   AWARD ADMINISTRATION

6.1	Awards shall be paid as soon as practical after the end of the Plan Year, but no later than March 15 of the subsequent Plan Year.

6.2
Award payments shall be made to Participants in cash, provided that the Compensation Committee may, in its discretion, with respect to any Performance Period and with respect to one or more Participants, provide that all or any portion of awards to such Participants shall be paid in Company common stock or awards in respect of Company common stock pursuant to an equity plan maintained by the Company to the extent permitted by the terms of such plan.

6.3
Participants on paid leaves of absence are eligible to receive an award prorated for the period of time they were on paid status and actively performing their jobs.  Payouts to those Participants on such paid leaves of absences at the time of payout are at the discretion of the Compensation Committee.

6.4
Extraordinary occurrences may be considered by the Compensation Committee when assessing performance results and adjustments may be made to the performance measures at the discretion of the Compensation Committee to ensure that the objectives of the Plan are served.

6.5	Awards payable under the Plan may not be assigned, transferred or subjected to liens except as otherwise provided by law.

6.6
Except as provided in Section 6.7, if a Participant’s employment is terminated before December 31 of the Plan Year for reasons other than death, Disability or Normal Retirement, the Participant shall not be paid any award of the Plan Year in which employment terminates.  If such employment is terminated as a result of Disability or death, a prorated payout for the portion of the Plan Year the Participant was employed by the Company may, at the sole discretion of the Compensation Committee be made to the Participant or, in the event of death, to the Participant’s estate.  If a Participant’s employment is terminated as a result of a Normal Retirement, the Participant may, at the sole discretion of the Compensation Committee, be paid a pro-rata award for the Plan Year.  All payments made pursuant to this Section shall be subject to the attainment of the applicable Corporate Goals for the Participant for the relevant Plan Year and shall be payable at the time awards are otherwise payable, if at all, for such Plan Year.

6.7
Upon termination of a Participant’s employment under a severance plan or agreement, a prorated payment may be made at the sole discretion of the Compensation Committee; provided that the incentive awards shall be payable only upon attainment of the applicable Corporate Goals for the Participant for the relevant Plan Year and shall be payable at the time awards are otherwise payable, if at all, for such Plan Year.  Any payment under this Section 6.7 shall be conditioned upon the Participant’s prior execution and non-revocation of a severance agreement and release in the form provided by the Company within the time specified by such severance agreement and release form.

6.8	Participation in the Plan does not confer any right to employment nor create an employment contract or agreement of any sort with any Participant.

Section 7:   FUNDING; NO CREATION OF TRUST

Amounts paid under the Plan shall be paid from the general funds of the Company, and each Participant shall be no more than an unsecured general creditor of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder.  Nothing contained in the Plan shall be deemed to create a trust of any kind for the benefit of any Participant, or create any fiduciary relationship between the Company and any Participant with respect to any assets of the Company.

Section 8:   GENERAL

8.1
Notwithstanding any other provision of this Plan to the contrary, any award granted, and/or amount payable or paid hereunder shall be subject to potential cancellation, rescission, recoupment, payback or other action in accordance with the terms of the Company’s Clawback Policy, as it may exist from time to time, to the extent the Clawback Policy applies to such award or amount.  By accepting an award or the payment of any amount under the Plan, each Participant agrees and consents to the Company’s application, implementation and enforcement of (i) the Clawback Policy and any future amendment of the Clawback Policy or similar policies that may apply to the Participant and (ii) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation and expressly agrees that the Company may take such actions as are permitted under the Clawback Policy or any similar policy as applicable to any Participant or applicable law without further consent or action being required by such Participant.  To the extent that the terms of this Plan and the Clawback Policy conflict, then the terms of the Clawback Policy shall prevail.

8.2
The Plan shall be administered by the Compensation Committee. The Compensation Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company.  The Compensation Committee shall have all discretion and authority necessary or appropriate to administer the Plan and to interpret the provisions of the Plan.  The decisions of the Compensation Committee, or any delegate of the Compensation Committee, regarding the interpretation and administration of the Plan are final and binding on all parties.

8.3
All awards to be paid under the Plan shall be subject to all applicable withholding taxes, including federal and state income and employment taxes.  The Participant’s employer shall withhold such taxes in accordance with applicable tax law.

8.4
The Plan may be amended or terminated at any time for any reason by the Compensation Committee.  In particular and without limitation, the Compensation Committee may at any time amend or add to the provisions of the Plan and the terms of participation in the Plan as it considers necessary or desirable to take account or of to comply with relevant law or regulation or for any other reason.

8.5	Each provision of this Plan is severable and if any provision is determined to be invalid or unenforceable, the validity and enforceability of the remaining provisions shall not be affected thereby.

8.6	The laws of the state of Maryland shall control all matters relating to the Plan.

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Approved and Recommended for Adoption to the Board by the Compensation Committee on March 3, 2011.

Approved and duly Adopted by the Board on March 30, 2011.